EXHIBIT 5.1

November 27, 2024

United States Antimony Corporation

47 Cox Gulch Road

Thompson Falls, MT 59873

Re: Registration Statement on Form S-3; 10,060,500 Shares of Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

We have acted as special Montana counsel to United States Antimony Corporation, a Montana corporation (the “Company”), in connection with the resale from time to time by the selling securityholders named in the Registration Statement (as defined below) of up to 10,060,500 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share, issuable upon exercise of outstanding common warrants (the “Warrants”). The Warrant Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 27, 2024 (the “Registration Statement”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Montana Business Corporation Act (the “MBCA”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the issuance of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice and other requirements provided in the MBCA, (ii) the Warrants have been duly executed and delivered by the Company and, under the internal laws of the State of New York, constitute valid and legally binding obligations of the Company and (iii) upon the issuance of any of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Third Restated Articles of Incorporation (as amended).

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus contained therein under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours, /s/ Hall Booth Smith, P.C. Hall Booth Smith, P.C.